Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Fourth Quarter and Year 2008 Results

And Earnings Conference Call

Irving, Texas – March 03, 2009 – Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced a net loss of $1.9 million, or negative $0.18 per diluted share, for the fourth quarter of 2008 on revenues of $3.5 million, compared to net income of $1.4 million, or $0.13 per diluted share, on revenues of $13.5 million for the fourth quarter of 2007.

For the year ended December 31, 2008, net loss was $5.7 million, or negative $0.52 per diluted share, on revenues of $25.1 million. This reflects a decrease from the year 2007 in which net income was $7.0 million, or $0.63 per diluted share, on revenues of $55.9 million.

Earle Steinberg, President and CEO, stated “The deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult. We continue to believe that our unique set of expertise and capabilities positions us to provide real and tangible results for clients by improving their profits and reducing their costs more quickly and more effectively. Although not yet evidenced in our financial performance, our prospect list and pipeline is significantly improved both in quantity and quality. However, in the current economy the sales cycle process can be extended and require more levels of approval for new projects, which delays new business.

We continue to work hard to reduce our fixed costs, both by the furlough of consultants not actively working on client engagements, and by focusing on expense reduction throughout the organization. This has enabled us to shift to a business model where costs vary much more based on our level of business.

We believe that our balance sheet is sufficient to provide the resources to enable us to recover. Our cash balance at year end was $8.3 million, or $0.76 per diluted share. Although a decrease from the prior quarter’s balance of $10.7 million, or $0.97 per diluted share, we expect to receive tax refunds in the first half of 2009 approximately of $3.6 million. We have had a line of credit available to us, but we have not drawn on it for over 3 years. Based on our current forecast, we will not need access to a line of credit in 2009. We have notified the bank that we will not request an extension of our line of credit when it expires on March 31, 2009.

We remain confident that we are on the right course to achieve the end results we, as your management team, and you, as our shareholders, expect.”

Fourth Quarter and Year 2008 Financial Performance

Revenue

Revenue for the fourth quarter of 2008 was $3.5 million, compared to $13.5 million in the fourth quarter of 2007. Consulting revenue from US government clients, represented by our Government practice, was $0.9 million, or 25% of revenue, in the fourth quarter of 2008, compared to $11 million, or 81% of revenue, in the fourth quarter of 2007. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Industrial, Transportation and Logistics, and European practices, was $2.2 million, or 62% of revenue, in the fourth quarter of 2008, compared to $2.2 million, or 16% of revenue, in the fourth quarter of 2007. Reimbursement of expenses was $0.4 million, or 13% of revenue in the fourth quarter of 2008, compared to $0.4 million, or 3% of revenue in the fourth quarter of 2007.

Revenue for the year ended December 31, 2008 was $25.1 million, compared to $55.9 million for the year ended December 31, 2007. Consulting revenue from US government clients was $13.0 million, or 52% of revenue, for the year ended December 31, 2008, compared to $49.4 million, or 88% of revenue, for the year ended December 31, 2007. Consulting revenue from commercial clients was $10.3 million, or 41% of revenue, for the year ended December 31, 2008, compared to $5.7 million, or 10% of revenue, for the year ended December 31, 2007. Reimbursement of expenses was $1.8 million, or 7% of revenue for the year ended December 31, 2008, compared to $0.8 million, or 1% of revenue, for the year ended December 31, 2007.

Gross Margins

Gross profit margins for the fourth quarter of 2008 were 29%, compared to 53% for the fourth quarter of 2007. Gross profit margins for the year ended December 31, 2008 were 40%, compared to 52% for the year ended December 31, 2007. The drop in quarterly and year-to-date gross margins is related to the slowdown of our government programs in the first quarter of 2008 and to lower utilization rates of our consultants in 2008, particularly in the second, third and fourth quarters.

Selling, General & Administrative (SG&A)

SG&A costs for the fourth quarter of 2008 were $3.6 million, compared to $5.2 million in the fourth quarter of 2007. The $1.6 million decrease is related primarily to a $0.4 million decrease in stock-based compensation during the fourth quarter of 2008, a $0.7 million decrease in sales commissions and executive bonus, a $0.1 million decrease in our use of outside consultants, a $0.2 million decrease in legal expense, and a $0.2 million decrease in other costs due to a decline in activity and the number of consultants we employed as compared to the same period in 2007.

SG&A costs for the year ended December 31, 2008 were $18.5 million compared to $18.4 million for the year ended December 31, 2007. The $0.1 million increase is related primarily to a $1.8 million increase in costs incurred in utilizing unassigned consultants to work on sales efforts, as compared to the prior year when a majority of these individuals were working on billable client projects, a $0.3 million increase in stock-based compensation, a $0.5 million increase in severance costs related to the reduction in our labor force during the second quarter of 2008, and a $0.2 million increase in bad debt allowance. This increase was partially offset by a $1.0 million decrease in sales commission and employee bonus, a $0.4 million decrease in payroll costs related to reduction in the sales staff, a $1.0 million decrease in professional expenses related primarily to the review of our historical stock option practices in the first half of 2007, a $0.4 million decrease in the cost of outside contractors used due to the decline in activity, and a $0.1 million decrease in other costs due to the decline in activity and the number of consultants we employed as compared to the same period in 2007.

Working Capital and Cash Flow

Working capital decreased from $19.5 million at December 31, 2007 to $13.3 million at December 31, 2008, due primarily to our operating loss for the year ended December 31, 2008.

For the year ended December 31, 2008, net cash decreased $3.6 million, compared to a net increase of $3.5 million for the year ended December 31, 2007. For the year 2008, net cash provided by operating activities was negative $1.2 million, compared to $9.4 million for the year 2007. This decrease is due primarily to our operating loss for the year 2008, decrease in our accrued liabilities and increase in income tax receivable, offset by the increased collection of our accounts receivable balance, as compared to 2007. For the year 2008, net cash used for investing activities was $0.1 million, consisting of computer and software purchases, compared to $0.9 million for the year 2007, consisting primarily of improvements to our training facility located at our Irving, Texas office. Cash used for financing activities for the year 2008 was $2.3 million including the $1.2 million payment of dividends for the fourth quarter of 2007 which were paid in 2008, the $1.0 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuances compared to $5.0 million in the year 2007, consisting primarily of $0.6 million for the net tax effect of stock issuances and $4.4 million for the payment of dividends. We discontinued the payment of dividends for quarters ended after December 31, 2007.

Despite the loss during the year, we continue to have a relatively strong balance sheet and no long-term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability. We continue to assess this situation on an on-going basis. Despite the challenges we face, we are enthusiastic about the future of Thomas Group. Based on our forecast of working capital for 2009, we have elected not to request the renewal and extension of our line of credit when it expires on March 31, 2009.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. For the year ended December 31, 2008, 496,909 shares had been repurchased under the Rule 10b5-1 Plan for a total cost of $1.0 million at an average price of $1.98 per share including commissions and fees. We are continuing to purchase shares under this plan in the first quarter of 2009.

Operations and Business Development

As we previously announced, in the spring of 2007, we learned that the government was formally moving to combine our two largest US Navy programs, which accounted for approximately 85% of our revenue in calendar year 2007, into one contracting vehicle using a competitive request for proposal. In January 2008, we and the team with which we were partnered were not awarded the new contract.

In early 2008 we put in place a plan to return to profitability and growth. This included an immediate reduction of staff as well as on-going efforts to significantly reduce expenses in order to minimize losses and to make it easier to achieve profitability. However, in reducing expenses, we have attempted to balance the need for reduced costs with the need to be able to develop new product offerings, as well as to maintain the ability to add new clients as the result of our continuing business development efforts.

In addition to previously announced efforts, we continue to seek ways to reduce costs. As of December 31, 2008 we had 19 consultants on furlough. Subsequent to quarter end, we furloughed an additional 13 consultants. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client projects that require their individual skill sets. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs where ever possible.

We anticipate that we will operate at a loss until we are able to develop the required level of new business to reach break even.

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Earnings Conference Call

We would like to invite you to participate in a conference call with our senior management to discuss the earnings for fourth quarter and year 2008.

Tuesday, March 3, 2009

10:00 a.m. CT, 11:00 a.m. ET

To participate in the conference call, please call 800-247-5110 from the U.S. or 334-323-7224 from outside the US. The PASSCODE is: 542459. Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=141098

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software. Webcast replay is available until March 3, 2010. Approximately one hour after the earnings conference call, a playback of the conference call will be available for sixty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 30398546#. Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

Contact:	Earle Steinberg, President and Chief Executive Officer
972.869.3400
esteinberg@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2007. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Consulting revenue before reimbursements	$3,026	$13,164	$23,339	$55,042
Reimbursements	448	371	1,782	827
Total revenue	3,474	13,535	25,121	55,869
Cost of sales before reimbursable expenses	2,031	5,931	13,277	26,151
Reimbursable expenses	$448	371	1782	827
Total cost of sales	2,479	6,302	15,059	26,978
Gross profit	995	7,233	10,062	28,891
Selling, general and administrative	3,612	5,190	18,504	18,363
Operating income	(2,617)	2,043	(8,442)	10,528
Interest income, net	37	143	295	530
Income from operations before income taxes	(2,580)	2,186	(8,147)	11,058
Income taxes	(653)	741	(2,408)	4,012
Net income	$(1,927)	$1,445	$(5,739)	$7,046

Earnings per share:
Basic:	$(0.18)	$0.13	$(0.52)	$0.64
Diluted:	$(0.18)	$0.13	$(0.52)	$0.63

Weighted average shares:
Basic	10,787	11,040	10,977	10,990
Diluted	10,997	11,181	11,220	11,191

Dividends declared per common share:	$0.00	$0.10	$0.00	$0.40

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
North America	$2,297	$13,132	$21,433	$55,398
Europe	1,177	403	3,688	447
Asia/Pacific	—	—	—	24
Total revenue	$3,474	$13,535	$25,121	$55,869

Selected Balance Sheet Data

(Unaudited)

	December 31, 2008	December 31, 2007

Cash	$8,349	$11,990
Trade accounts receivables	1,550	9,487
Income tax receivable, net	3,650	866
Total current assets	14,990	23,480
Total assets	17,230	25,939
Total current liabilities	1,701	4,157
Total liabilities	1,903	4,395
Total stockholders’ equity	$15,327	$21,544

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